Exhibit 10.6

Summary of Compensatory Arrangements with Certain Executive Officers

On January 23, 2007, the Compensation Committee of the Board of Directors of Nova Biosource Fuels, Inc. established and approved base salaries and special bonuses for certain named executive officers of the Company. Effective as of February 1, 2007, the base salaries of Kenneth T. Hern, Chairman of the Board and Chief Executive Officer of the Company, and Dallas Neil, the Vice President-Corporate Development of the Company, were increased to $125,000 per year. Additionally, the Committee approved special bonuses of $30,000, each of which became payable immediately, for Lewis W. Powers, Chief Operating Officer of the Company, and J.D. McGraw, President of the Company.